EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of OMNI Energy Services Corp. on Forms S-8 (No. 333-126679, No. 333-110198, No. 333-49409, No. 333-80973 and No. 333-35816), pertaining to the incentive plans of OMNI Energy Services Corp., and Form S-1 (No. 333-131696) pertaining to the shelf registration with Fusion Capital Fund II, LLC, of our report dated March 16, 2007, appearing in the Annual Report on Form 10-K of OMNI Energy Services Corp. for the year ended December 31, 2006.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

March 16, 2007